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                                                                     EXHIBIT 2.1

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                           ASSET PURCHASE AGREEMENT


                                 By and Among


                           AFFINITY INDUSTRIES INC.

                   LYDALL INDUSTRIAL THERMAL SOLUTIONS, INC.


                                      and


                      LYDALL FILTRATION/SEPARATION, INC.


                         Dated as of October 19, 2001

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                           ASSET PURCHASE AGREEMENT
                           ------------------------


  This Agreement (the "Agreement") made and entered into this 19th day of October, 2001 by and among Lydall Industrial Thermal Solutions, Inc., a Delaware corporation having a principal office in Green Island, New York ("Lydall"), Lydall Filtration/Separation, Inc., a Connecticut corporation having a principal office in Green Island, New York ("Lydall F/S") and Affinity Industries Inc., a New Hampshire corporation having a principal office in Ossipee, New Hampshire, (together with its wholly owned Subsidiaries, as defined in Section 1.07, hereinafter referred to as "Affinity").

                             W I T N E S S E T H:

  WHEREAS, Affinity is the owner and operator of: (i) a manufacturing operation which fabricates and manufactures chillers and heat exchangers at leased facilities located at 775 Route 16, Ossipee, New Hampshire 03864 and (ii) sales offices in leased space in Austin, Texas; San Carlos, California and Singapore (together referred to hereinafter as "Operation"); and

  WHEREAS, Affinity desires to sell and transfer to Lydall, and Lydall desires to purchase and assume from Affinity, certain assets, certain liabilities and the business

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as a going concern of Affinity, upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Affinity is willing to enter into this Agreement only if Lydall F/S guarantees the payment obligations of Lydall hereunder;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

     1. PURCHASE AND SALE OF ASSETS. At the Closing (as defined in Article 5), and upon the basis of the representations, warranties, covenants and agreements in this Agreement, Affinity shall sell, transfer, assign, convey and deliver to Lydall, and Lydall shall purchase on the terms and conditions set forth in this Agreement, all of Affinity's right, title and interest in and to the Assets.
The "Assets" shall mean all real, personal and mixed properties, which are owned by Affinity on the Closing Date (as defined in Article 5) or used exclusively in the business of Affinity except as set forth in Article 2 below, including, without limitation:

     1.01    Lease of Real Property.  All of Affinity's right, title and
             ----------------------
interest in and to the leases set forth in Schedule 1.01, of the land and buildings, improvements and fixtures located at Ossipee, New Hampshire; Austin, Texas; San Carlos, California and Singapore in which facilities Affinity or its Subsidiaries conduct the Operation (the "Leases"). (The real property, improvements and fixtures which are the subject of the Leases are referred to as the "Real Property". The real property, improvements and fixtures which are the subject of the Lease of the Ossipee, New Hampshire property are referred to as the "Ossipee Property".);

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     1.02    Equipment and Personalty.  All of the fixtures, machinery,
             ------------------------
equipment, tools, motor vehicles, spare parts, furniture, appliances, supplies, computer hardware, software and all other items of tangible personal property owned by Affinity or used in the Operation on the Closing Date (the "Equipment and Personalty") including without limitation all items set forth in a list and description of such Equipment and Personalty, attached as Schedule 1.02;

     1.03    Contract Rights and Leases.  All rights, benefits and obligations
             --------------------------
of Affinity under the contracts, purchase orders, agreements and leases in the ordinary course (in addition to the Leases) in effect on the Closing Date entered into by, or for the benefit of, Affinity relating to the Operation, including without limitation those listed on Schedule 1.03 attached;

     1.04    Prepaid Expenses and Deferred Costs.  Except as provided by
             -----------------------------------
Sections 2.03 and 2.04, all rights to prepaid expenses and deferred costs of Affinity relating exclusively to the Operation and existing on the Closing Date, including without limitation all items set forth on a list and description of such prepaid expenses and deferred costs, as of the date specified being attached as Schedule 1.04 (collectively, the "Prepaid Expenses");

     1.05    Inventory.  All of the raw materials, work in process, finished
             ---------
goods, spare parts and supplies inventory used by Affinity in connection with the Operation on the Closing Date, excluding obsolete, defective or damaged items to be identified by Lydall within 60 days after Closing, of which $150,000 worth, at Affinity's standard cost, will be subsequently removed by Affinity (the "Inventory");

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     1.06    Accounts Receivable.   All of the accounts receivable of Affinity
             -------------------
attributable to the Operation of its business as of the Closing Date (the "Accounts Receivable"). Affinity shall furnish within 5 days prior to the Closing Date a list of the Accounts Receivable anticipated as of the Closing Date, by customer and by aging category as follows: current, 1 to 30 days past due, 31 to 60 days past due, 61 to 90 days past due and greater than 90 days past due, which list is attached hereto as Schedule 1.06. For purposes hereof, Accounts Receivable shall include (without limitation) all invoices for shipped but unbilled goods and rendered but unbilled services as of the Closing;

     1.07    Membership Interests and Assets of Subsidiaries.  All membership
             -----------------------------------------------
interests of, and assets held by all subsidiaries of Affinity, including but not limited to, JDF Ventures, LLC and Affinity Industries Asia, LLC (sometimes referred to unofficially as "Affinity Industries Asia PTE, Ltd.") (collectively referred to herein as the "Subsidiaries");

     1.08    Records.  All books, accounts, documents and records (whether in
             -------
printed or electronic form) of Affinity relating exclusively to the Operation, except as otherwise provided in Section 2.02;

     1.09    Goodwill.  The goodwill of the business of Affinity, including its
             --------
going concern value;

     1.10    Intangible Property.   All inventions, patents, formulae, know-how,
             -------------------
patent applications, copyrights, trade secrets, trademarks, trade names, drawings, designs, blue prints, computer programs, software and manufacturing records owned

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by Affinity, relating to products presently produced or in development or used in the Operation. Affinity shall execute assignments to Lydall for the same, except as set forth in Schedule 1.10;

     1.11    Customer and Supplier List.  All customer and supplier lists,
             --------------------------
including a complete and accurate list of: a) all of the customers of Affinity and b) suppliers of Affinity who supply critical components and/or are sole source suppliers and c) all other suppliers of Affinity with accounts exceeding $5,000, which lists shall include such accounts shipped to in 1998, 1999 and 2000 by dollar amount, plus all new customers and suppliers added in 2001; a copy of which is attached as Schedule 1.11; and

     1.12    Affinity Names.  Any right to use the name "Affinity Industries
             --------------
Inc." and any derivation and all related names, marks, logos and abbreviations.

     2. ASSETS TO BE RETAINED BY AFFINITY. Notwithstanding the foregoing, the Assets to be sold, transferred, assigned or conveyed to Lydall shall not include the following:

     2.01    Cash.  All of Affinity's cash on hand and all cash contained in any
             ----
account of Affinity;

     2.02    Certain Records. Affinity's check registers, canceled checks,
             ---------------
income tax returns and such business records as relate to the assets and obligations of Affinity retained by Affinity, provided, however, that Affinity shall preserve and maintain such check registers, canceled checks, and business records for a period of seven (7) years from and after the Closing Date, or until all open tax years are closed, whichever

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is later, and permit Lydall reasonable access to the same and not destroy or discard the same without Lydall's consent within that period;

     2.03    Insurance Policies.  All insurance policies of Affinity and rights
             ------------------
in connection including, without limitation, any prepaid premiums;

     2.04    Tax Credits and Refunds.  Local, state and federal income and
             -----------------------
franchise tax credits, refunds and prepayments arising with respect to the property, business or income of Affinity prior to the Closing, whether or not in being or known at the Closing Date;

     2.05    Corporate Records.  Affinity's corporate minute book, stock record
             -----------------
books and corporate seal; and

     2.06    Employee Benefit Plans.  Assets associated with any employee
             ----------------------
benefit plans of Affinity, including but not limited to, welfare plans and all contracts and insurance policies entered into or issued pursuant to any such plan.

     3.      LIMITED ASSUMPTION OF LIABILITIES BY LYDALL.

     3.01    Obligations Under Contracts and Leases. As partial consideration
             --------------------------------------
for the sale of the Assets, Lydall will assume responsibility for and perform or satisfy when due all liabilities, commitments and obligations of Affinity becoming due after the Closing under the Leases (except for the Ossipee, New Hampshire location) and those contracts, purchase orders, agreements and other leases made in the ordinary course transferred to Lydall under Section 1.03, whether arising before or after the Closing, including those listed on Schedule 1.03;

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     3.02    Accrued Vacation. (a) Lydall shall recognize and provide credit for
             ----------------
all accrued and unpaid vacation as of the Closing Date with respect to Employees of Affinity who are currently engaged in the conduct of the Operation, as defined in Section 6.01 below, and at such amounts as are set forth in Schedule
3.02. Schedule 3.02 will list a) each Employee, b) the amount of vacation carried over from previous years for each Employee, c) the amount of vacation earned in 2001 through Closing Date by each Employee, d) the amount of vacation taken in 2001 through Closing Date by each Employee, e) the amount of vacation (if any) for which the Employee shall have elected to be paid by Affinity as of the Closing Date, pursuant to Section 3.02(b), (f) the amount equal to items b plus c less items d and e, multiplied by the applicable employee rate plus employer payroll taxes (not to be less than zero) for each Employee and totaled. At the Closing, Affinity will pay to Lydall the totaled amount set forth in
Schedule 3.02 or effect a reduction in Purchase Price in such amount.

     (b) At or prior to the Closing, Affinity shall have offered to each of the Employees referenced in Section 3.02(a) the option to (i) be paid in full the amount of any accrued vacation of the Employee which shall be unpaid as of the Closing Date ("Unpaid Vacation"), or (ii) take such vacation as an Employee of Lydall following the Closing. The Employee's decision with respect to such option shall be set forth in a signed election form. Affinity shall pay to any Employee who shall not have affirmatively elected to take such vacation as an employee of Lydall after the Closing, the amount of any Unpaid Vacation owing thereto;

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     3.03    Trade Payables. Lydall shall assume responsibility for the specific
             --------------
ordinary course trade payables (including but not limited to payables accrued but not invoiced) set forth in Schedule 3.03 (the "Trade Payables"). Without limiting the generality of the foregoing, Trade Payables shall include all liabilities, whether invoiced or accrued, that pertain to the prepayment, purchase and acquisition of any deferred charge, prepaid expense, inventory, fixed asset or other Asset being purchased by Lydall listed on Schedule 3.03. Trade Payables shall not include any liabilities related to the sale of the Operation;

     3.04    Product Warranty and Return Obligations. (a) Lydall shall assume
             ---------------------------------------
and be responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product of Affinity manufactured by Lydall or sold, distributed or otherwise disposed of by Lydall after the Closing.

     (b) After the Closing, Affinity shall continue to be responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product of Affinity sold, distributed or otherwise disposed of by Affinity at any time prior to the Closing Date, including claims made after the Closing Date. Affinity will be responsible only to the extent provided in the warranty applicable to the product in question, regardless of whether that is Affinity's standard warranty or some other warranty agreed to orally or in writing by Affinity including any such warranty provided in the contract documents or purchase orders agreed to by Affinity at the time of purchase or

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subsequently.  Affinity's customary provision of service outside of the warranty to a customer will not alone create a presumption that there is an extended warranty. If Lydall opts to perform services beyond that required by the warranty, such services and related costs will be solely at Lydall's expense. Lydall shall promptly notify Affinity of any warranty claim for which Affinity shall be responsible under this Section. Lydall and Affinity agree to cooperate to address any such warranty claims in a timely and cost efficient manner;

     3.05    Personal Property Taxes.  Affinity will prepay to Lydall any unpaid
             -----------------------
property taxes that accrue prior to the Closing Date;

     3.06    Post-Closing Responsibilities. Lydall shall be solely responsible
             -----------------------------
for any and all liabilities and obligations directly or indirectly arising out of or relating to the conduct of the Operation by Lydall after the Closing and relating to periods after the Closing or Lydall's ownership, possession, occupancy, use, sale or operation of any of the Assets or Real Property after the Closing and relating to periods after the Closing;

     Affinity shall be solely responsible for any and all liabilities and obligations directly or indirectly arising out of or relating to the conduct of the Operation by Affinity on or before the Closing and relating to periods on or before the Closing or Affinity's ownership, possession, occupancy, use, sale or operation of any of the Assets or Real Property on or before the Closing and relating to periods on or before the Closing;

     3.07    Liabilities Not Assumed. All liabilities other than those listed in
             -----------------------
Sections 3.01 through 3.06, including but not limited to shareholder loans and other debt, are expressly not assumed by Lydall. Any invoices received for liabilities not

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assumed by Lydall will be forwarded to Affinity for payment. Affinity agrees that it will remain responsible for all liabilities not assumed; and

     3.08    No Expansion of Third Party Rights.  Nothing in this Agreement,
             ----------------------------------
including the assumption provided for in Sections 3.01 through 3.06 above, shall in any way expand the rights or remedies of any third party against Lydall or Affinity as compared to the rights and remedies which such third party would have had against Lydall or Affinity had Lydall not assumed such liabilities.

     4.      COVENANTS NOT TO COMPETE.

     4.01    Covenants Not to Compete of Affinity and Its Principal Officers.  A
             ---------------------------------------------------------------
condition of Closing is that Affinity and each of Fredrick A. Piehl, Donald N. Byker and John M. Tozier shall have executed and delivered Covenants Not to Compete running to the benefit of Lydall in the form annexed as Exhibits A-1 through A-4 respectively.

     5.      CLOSING; PURCHASE PRICE AND PAYMENT.

     5.01    Closing Date, Place and Time.  The transactions contemplated shall
             ----------------------------
take place at 9:00 a.m. on October 19, 2001 at the offices of Affinity in Ossipee, NH or at such other time, date and place as are mutually determined by the parties. "Closing" shall mean the meeting between the parties and their representatives at which title to the Assets is transferred from Affinity to Lydall and the transactions contemplated by the Agreement are consummated, and "Closing Date" shall mean the date on which the Closing takes place. The transactions contemplated by the Agreement shall be deemed effective as of 11:59 p.m. on the Closing Date;

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     5.02    Purchase Price and Method of Payment.  The purchase price for the
             ------------------------------------
Assets and the Covenants Not to Compete referred to in Article 4, net of the specific liabilities assumed, (the "Purchase Price") shall be $17,400,000 which will be payable as follows: (a) $15,400,000 by wire transfer of funds to Affinity's bank account, or delivery of other immediately available funds to Affinity, at the Closing and (b) $2,000,000 by wire transfer of funds to an escrow account to be held by Citizens Bank as escrow agent pursuant to the escrow agreement attached hereto as Exhibit B ("Escrow Agreement") described further in Section 13.01 below); The Purchase Price shall be subject to adjustment as set forth in Section 5.05;

     5.03    Allocation of Purchase Price.  After Closing, both parties shall
             ----------------------------
attempt in good faith to agree on an allocation of the Purchase Price among the Assets, Covenants Not to Compete and liabilities assumed. The parties shall cause appropriate filings reflecting the allocation to be made with the Federal and State taxing authorities as shall be required by law. In the event the parties do not agree on an allocation, each may allocate in its own discretion and file its tax return accordingly;

     5.04    Risk of Loss.  All risk of loss with respect to the Assets shall
             ------------
remain with Affinity until the Closing and shall pass to Lydall when the transactions contemplated are deemed effective as defined in 5.01 above;

     5.05    Net Asset Adjustment.
             --------------------

     (a) Within 60 days after the Closing Date, Lydall shall prepare and deliver to Affinity an itemized statement (the "Closing Date Statement") setting forth the acquired Net Assets (as defined in Section 5.05(d)(iii)) as of the Closing Date ("Closing Date Net

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Assets") and all relevant data and calculations supporting such statement. The
Closing Date Statement shall also set forth a calculation of the amount by which Closing Date Net Assets exceeds or is less than $4,765,516 ("Asset Adjustment"). Within 120 days of the Closing Date, Affinity shall complete its examination of the Closing Date Statement and shall deliver to Lydall either a written acknowledgment accepting the Closing Date Statement and the Asset Adjustment or a written report ("Adjustment Report") setting forth in detail any proposed adjustments to the Closing Date Statement and the Asset Adjustment and the reasons and supporting data therefor. In the event that Affinity fails to deliver such acknowledgment or Adjustment Report within such one hundred twenty
(120) day period, the Closing Date Statement (and each of the Closing Date Net Assets and the Asset Adjustment set forth thereon) delivered by Lydall shall be deemed to be correct and to have been finally determined under Section 5.05 (c) below;

     (b) If Affinity shall deliver an Adjustment Report to Lydall within the period set forth in Section 5.05(a), Lydall and Affinity shall attempt to resolve any differences and agree upon the Asset Adjustment. In the event that Affinity and Lydall fail to agree on any or all of the proposed adjustments to the Closing Date Statement contained in the Adjustment Report within 15 days after Lydall receives the Adjustment Report, then the parties shall select an independent certified public accounting firm of national reputation (who shall not be a firm previously or currently retained by Lydall or Affinity) which is mutually agreeable to the parties (the "Independent Accountants") to resolve any dispute. The Independent Accountants, acting as independent accountants and not for the benefit of Lydall or Affinity, shall make the final determination with respect to the

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correctness of the adjustments in Closing Date Net Assets proposed in the
Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Accountants shall be in writing and state the basis for the finding and shall be final and binding on Lydall and Affinity. The costs and expenses of the Independent Accountants for their services rendered pursuant hereto shall be borne equally by Lydall and Affinity.

     (c) The term "Final Closing Date Statement" shall mean the Closing Date Statement delivered pursuant to Section 5.05(a), as adjusted, if at all, pursuant to Section 5.05(a) or 5.05(b) and the "Settlement Date" shall mean the date on which the Final Closing Date Statement is agreed to by the parties or finally determined by the Independent Accountants, as the case may be. Until the Settlement Date, Lydall agrees to provide Affinity, its representatives and advisors, and the Independent Accountants with access, during Lydall's normal business hours and upon reasonable advance notice, to Lydall's financial books and records of the Operation and to the working papers supporting the Closing Date Statement.

     (d)(i) In the event that the Closing Date Net Assets set forth in the Final Closing Date Statement exceeds $ 4,765,516, Lydall agrees to pay to Affinity within 5 days of the Settlement Date an amount equal to the excess of the Closing Date Net Assets set forth in the Final Closing Date Statement over $4,765,516 by wire transfer of immediately available funds to Affinity's bank account;

     (ii) In the event that the Closing Date Net Assets set forth in the Final Closing Date Statement are less than $4,765,516, Affinity agrees to pay to Lydall within 5 days

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of the Settlement Date an amount equal to the shortfall of the Closing Date Net
Assets set forth in the Final Closing Date Statement from $4,765,516 by wire transfer of immediately available funds to Lydall's bank;

     (iii) For purposes of this Section 5.05, the term "Net Assets" shall mean an amount equal to the difference between (x) the Assets (excluding the impact of depreciation from December 31, 2000 through Closing) and (y) the Assumed Obligations, all determined in accordance with GAAP and on a basis consistent with the way such amounts were determined for purposes of the 2000 Year End Statements (as defined in Section 8.06, but except as set forth in Section 8.19). The parties agree that they will both participate in a physical inventory of inventory and fixed assets immediately following Closing for the purpose of adjusting the physical count and extended cost; however the parties agree that no further adjustment other than those made prior to Closing will be made for obsolete inventory; and

     5.06     Contingent Purchase Price.  Upon acceptance by engineering and
              -------------------------
production of the first of three production articles of the development project known as "catalog chillers", Lydall shall pay to Affinity $1,000,000.

     6.       EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS

     6.01     Employment. Affinity shall terminate its employees effective upon
              ----------
the Closing. As of Closing, Lydall shall offer probationary, at-will employment to each person who is an employee of Affinity and engaged in the conduct of the Business on the Closing Date, except for those listed on Exhibit C attached hereto ("Employees"). Lydall's employment of the Employees may be contingent upon the receipt of

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satisfactory results of the pre-employment testing and substance screening and will be contingent upon the receipt of an executed Lydall Employee Agreement for each of the Employees, within the first 30 days of employment by Lydall. An Employee who is absent from work as a result of a disability or leave of absence (whether short-term or long-term) on the Closing Date shall not be offered employment by Lydall until such Employee is released to resume active employment in the Business. Nothing contained herein shall be construed to prevent, limit or restrict in any way Lydall's rights to (a) terminate the employment of any Employee following the Closing Date or (b) modify any term or condition of employment at any time for any Employee following the Closing Date;

     6.02      Medical Benefits.  With respect to any Employee who becomes
               ----------------
employed by Lydall, Lydall shall provide substantially the same medical benefits in the aggregate as are presently provided by Affinity on the Closing Date;

     6.03      COBRA liability. Affinity shall remain liable for the obligations
               ---------------
under the current plans maintained by Affinity under the Consolidated Omnibus Budget Reconciliation Act (COBRA) under Section 4980B of the Internal Revenue Code of 1986, as amended ("the Code") and the comparable provisions of ERISA for all employees or former employees of Affinity who do not accept employment with Lydall. Lydall shall be responsible for the COBRA obligations under Section 4980B of the Code and the comparable provisions of ERISA for all employees of Affinity who accepted employment with Lydall;

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     6.04    Employee Pension and Other Plans and Benefits.  Lydall shall not
             ---------------------------------------------
assume any obligation for, and shall have no liability whatsoever to provide to any employee or former employee of Affinity, or any other person or entity, with respect to the funding, payment or provision of pension, profit sharing, 401(k), simple IRA plan or other benefits earned or accrued prior to the Closing, if any, under any pension, profit-sharing, 401 (k), simple IRA plan or other employee benefit plans sponsored or maintained by Affinity, whether or not employees become employees of Lydall, and whether with respect to service with Affinity or any other entity prior to the Closing. All such obligations and liabilities for benefits earned or accrued prior to Closing, if any, shall remain the sole and exclusive responsibility of Affinity; and

     6.05    Employee Welfare Plans, Worker's Compensation.   Subject to Section
             ---------------------------------------------
3.02, Lydall shall have no liability whatsoever to employees or former employees of Affinity with respect to incurred worker's compensation claims or to benefits provided, earned or accrued under any welfare benefit plan sponsored by Affinity prior to the Closing. Lydall shall not assume any obligation and shall have no liability whatsoever with respect to any welfare benefit claims, including without limitation medical, dental, life, or disability claims incurred by an employee or his/her eligible dependents prior to the Closing or workers compensation claims incurred prior to the Closing. A medical or dental claim shall be deemed to be incurred when the services relating to that event that is the subject of the claim were performed. A life or disability claim is deemed to have been incurred on the date of death or disability. A

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worker's compensation claim is deemed to have been incurred on the date of accident or illness.

     7. INSTRUMENTS OF CONVEYANCE AND ASSUMPTION. (a) At the Closing, Affinity shall deliver to Lydall such bills of sale, endorsements and assignments in the form of Exhibit D-1 attached hereto, and such other instruments of sale, conveyance, transfer and assignment as may be reasonably requested by Lydall, in order to convey to Lydall good title to the Assets, free and clear of all claims, charges, equities, liens (including tax liens other than liens for taxes and assessments not yet due and payable), security interests and encumbrances except as described in Section 8.02 and except for minor imperfections of title and liens, security interests, and encumbrances which, individually and in the aggregate, do not materially detract from the value of or impair the use of the Assets as currently utilized. Affinity shall pay the costs for recording same. Any sales, use, excise, transfer or other similar taxes, if any, imposed with respect to the transfer of the Assets shall be the sole responsibility of Affinity; and

         (b) At the Closing, Lydall shall execute and deliver to Affinity an Assumption Agreement in the form attached as Exhibit D-2 and such other instruments or agreements of assumption as may be reasonably requested by Affinity, in order to further evidence the assumption by Lydall of the liabilities specified in Article 3.

     8. REPRESENTATIONS AND WARRANTIES OF AFFINITY. Affinity represents, warrants and agrees that as of the Closing Date:

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     8.01    Organization and Good Standing of Affinity.  Affinity Industries
             ------------------------------------------
Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire with full power and authority to own and operate the Assets and to conduct the business of Affinity as now being conducted and it or its subsidiaries are duly qualified to do business in New Hampshire, Texas, California, Singapore and all other jurisdictions where the nature of the properties owned or leased by it or the business conducted by it require that it be so qualified;

     8.02    Title to the Assets. Affinity has good title to the Assets, free
             -------------------
and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances except for (a) liens for taxes and assessments not yet due and payable, (b) liens listed on Schedule 8.02, and (c) minor imperfections of title and liens, security interests and encumbrances which, individually and in the aggregate, do not materially detract from the value of or impair the use of the Assets as currently utilized (collectively, "Permitted Liens"). Affinity has full right, power, capacity and authority to sell, transfer, assign, convey and deliver good title to the Assets to Lydall as provided in this Agreement, and delivery on the Closing Date will convey to Lydall good title to the Assets, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances, except for Permitted Liens;

     8.03    Contracts of Affinity. Schedule 1.03 includes a correct and
             ---------------------
complete list of all material written or oral contracts, agreements or arrangements to which Affinity is a party relating to the Operation, including any agreements with Affinity's shareholders, directors or officers. Affinity has no contracts in excess of

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$5,000 other than those listed on Schedule 1.03. Affinity has provided Lydall with true and correct copies of all such written contracts listed on Schedule 1.03, including the Leases and a true and complete summary of all oral contracts listed on Schedule 1.03;

     8.04    Affinity's Authority and No Conflict. Affinity has the full
             ------------------------------------
corporate right, power and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Affinity. The execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict with, breach, violation or termination of, or default under any charter, by-law, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Affinity is a party or by which it is bound and Affinity has obtained all necessary material consents or approvals of governmental bodies, lenders, lessors or other third parties. All corporate action and other authorizations prerequisite to the execution of this Agreement by Affinity and the consummation by Affinity of the transactions contemplated by this Agreement have been taken or obtained by Affinity. The Agreement is a valid and binding agreement of Affinity, enforceable against Affinity in accordance with its terms;

     8.05    Brokers.  Other than Virtual Strategies, Inc., whose fees will be
             -------
paid by Lydall, there has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated;

     8.06    Financial Statements.  Attached as Schedule 8.06 are the unaudited
             --------------------
financial statements of Affinity for the eight month period ended August 31, 2001 ("Interim Statements") and the financial statements for the full fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 and footnotes thereto ("Year-End Statements"). Except as set forth in the review reports, the Year-End Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and fairly present in all material respects the financial position of Affinity at and as of December 31, 2000, December 31, 1999 and December 31, 1998 respectively, and the results of operations for the fiscal years then ended. Except as set forth in Schedule 8.06, the Interim Statements have been prepared in accordance with GAAP consistently applied, do not reflect any material accounting principle changes from prior periods and fairly present
    --------
in all material respects the financial position of Affinity at and as of August
       --------
31, 2001 and the results of operations for the eight months then ended. Notwithstanding anything in this Agreement to the contrary, the term "material" as used above in this Section 8.06 shall have the meaning commonly applied to such term in financial statement reports. The information set forth in Schedule
8.06 is true and correct in all material respects;

     8.07    Taxes.  Affinity has filed, or caused to be filed, with the
             -----
appropriate applicable foreign, Federal, state and local governmental agencies all tax returns required to be filed on or before the Closing Date, and has paid, or caused to be paid all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable or claimed to be due and payable thereon prior to Closing. Affinity has paid, or caused to be paid, all applicable corporate franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, VAT, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description which arise out of the conduct of the business of Affinity or relate to the Assets and which are required to be paid on or prior to the Closing Date, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. Affinity shall continue to be responsible for all such taxes until those tax years through the Closing Date are closed and no longer subject to audit;

     8.08    Litigation or Claims.  There is no litigation, proceeding,
             --------------------
arbitration, alternate dispute matter assessment, governmental investigation or other claim pending, or so far as known to Affinity, threatened, against or relating to Affinity or its subsidiaries with respect to the transaction contemplated by this Agreement or otherwise involving Affinity or its Subsidiaries, except as set forth on Schedule 8.08;

     8.09    Compliance with Law.   Affinity has materially complied with all
             -------------------
applicable material statutes and regulations of all governmental authorities having jurisdiction over Affinity or any of the Assets. Except as set forth in
Schedule 8.09, there is no outstanding order, investigation, inquiry, writ, injunction or decree of any court or arbitrator, government or governmental agency against, or affecting the business of Affinity or any of the Assets. The execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict with, or breach or violation of, any law, statute, rule or regulation;

     8.10       Absence of Certain Changes or Events.
                ------------------------------------

     (a) Since December 31, 2000 except as disclosed to Lydall in Schedule 8.10, Affinity has not:

          (i) incurred any payment obligation or liability (fixed or contingent) except any trade or business obligations incurred in the ordinary course of business, which are (either individually or in the aggregate) materially adverse, and non-payment obligations under contracts, agreements, leases and documents listed in Schedule 1.03, which are unduly burdensome;

          (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (fixed or contingent), except current liabilities included on the December 31, 2000 Year End Statement, current liabilities incurred since the date of the December 31, 2000 Year End Statement in the ordinary course of business, and obligations and liabilities under contracts, leases or documents referred to in Schedule 1.03;

          (iii) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance any of its assets or properties;

          (iv) sold, transferred, leased or otherwise disposed of any of its assets or properties, except for a fair consideration in the ordinary course of business or entered into any option, contract or other commitment to sell, transfer, lease or otherwise dispose of any of its assets or properties other than in the ordinary course of business;

          (v) canceled or compromised any debt or claim except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products in the ordinary course of business, which in the aggregate are not material;
          (vi)    waived or released any rights of any material value;

          (vii) transferred or granted any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to know-how;

          (viii) made or granted any general wage or salary increase, or entered into any employment contract with, any officer or employee or increased any wage or salary since December 31, 1999;

          (ix) entered into any transaction other than in the ordinary course of business;

          (x) suffered any material operating loss or material casualty loss or damage, whether or not such loss or damage shall have been insured against;

          (xi) suffered any material adverse change in its financial condition, properties or business;

          (xii) made or entered into any contract or commitment to make any capital expenditures in excess of $5,000 in the aggregate;

          (xiii) made any payment or distribution to any of the shareholders, officers or directors of Affinity in those capacities; and

            (xiv)   entered into any derivative contracts;

     8.11.  Environmental Matters.
            ----------------------

     (a)    The following definitions shall apply for purposes of this Section:

            (i)     "Environmental Laws" means any and all applicable foreign,
                     --------------------
Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, enforced guidelines, enforced policies or requirements of any governmental authorities regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, wetlands and watercourses, health protection and similar environmental, health, safety, building, and land use concerns as may at any time be in effect.

            (ii)    "Environmental Condition" means circumstances with respect
                     -----------------------
to soil, surface waters, groundwaters, stream sediments, air and similar environmental media both on and off the Real Property and any other real property which Affinity owns, leases or operates or has ever in the past owned, leased or operated (however, to the extent that a representation or warranty is made with regard to real property not currently owned, leased or operated by Affinity, such representation or warranty shall be limited only to the time period when Affinity owned, leased or operated the location, whether or not such representation or warranty is in the past, present or future tense) (together "Affinity Property") resulting from any activity or inactivity, including but not limited to, storage, treatment, transportation, disposal, or operations occurring on or off such real property, that could require investigatory, corrective and/or remedial measures and/or that may result in claims, demands and/or liabilities by Affinity or third parties including, but not limited to, governmental entities.

          (iii)  "Hazardous Materials" means any petroleum, petroleum products,
                  -------------------
fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials and any other element, compound mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment.

          (iv)   "Release" means releasing, spilling, leaking, pumping, pouring,
                  -------
emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or as otherwise defined under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or other Environmental Laws. This term shall be interpreted to include the past (except as set forth in 8.11 (a)(ii) above), present and future tense, as appropriate.

     (b)  Except as set forth in Schedule 8.11,

          (i) At no time have the Assets or Affinity Property been used by Affinity for the generation, storage, transportation or disposal of Hazardous Materials or as a landfill or other waste disposal site. There are not now underground storage tanks on the Ossipee Property. To Affinity's knowledge, there are not now underground storage tanks on the Real Property.

          (ii) Affinity is in material compliance with all Environmental Laws. The Ossipee Property and to Affinity's knowledge, the Affinity Property are in material compliance with all Environmental Laws. No event has occurred which, with the passage of time or the giving of notice or both, would constitute material non-compliance by Affinity with Environmental Laws.

          (iii) There are no agreements, consent orders, decrees, judgments, licenses or permit conditions, or other directives, issued by a governmental department or agency which require any change in the present condition of the Assets or Ossipee Property or, to the knowledge of Affinity, of the Affinity Property.
          (iv) There are no actions, suits, claims or proceedings, pending or to Affinity's knowledge threatened, arising out of the condition of the Assets or Ossipee Property or relating to a violation or non-compliance with any Environmental Law or with respect to the generation, storage, disposal, discharge or release of Hazardous Materials off-site or at or from the Assets or Ossipee Property or relating to health or safety practices at Affinity. To Affinity's knowledge, there are no actions, suits, claims or proceedings, pending or threatened, arising out of the condition of the Affinity Property or relating to a violation or non-compliance with any Environmental Law or with respect to the generation, storage, disposal, discharge or release of hazardous Materials off-site or at or from the Affinity Property.

          (v) Affinity has not received any notice from its insurance carrier or mortgagee as to recommendations made regarding Hazardous Materials or safety issues at the Assets or Affinity Property, and Affinity has not been denied insurance coverage

(nor has any insurance coverage been canceled) by reason of Hazardous Materials at the Assets or Affinity Property or for any other reason.

          (vi) Neither the Assets nor Affinity Property are a designated landmark or in a designated Historic District, and Affinity has not received any notice that either the Assets or Affinity Property are being considered for landmark designation or are to be included within any contemplated Historic District.

          (vii) All material zoning, use, building, housing, safety, fire and health approvals, and all material permits and licenses necessary to operate, occupy and use the Assets and Ossipee Property as currently used have been issued and are in full force and effect, and Affinity is in full compliance therewith. To Affinity's knowledge, all material zoning, use, building, housing, safety, fire and health approvals, and all material permits and licenses necessary to operate, occupy and use the Real Property as currently used have been issued and are in full force and effect, and Affinity is in full compliance therewith. Affinity has not taken any action or made any improvements which would require amending, modifying or supplementing the foregoing.

          (viii) There has been no Release of any Hazardous Materials on, upon or into the Assets or Affinity Property and there has been no such release on, upon or into any real property adjoining or in the vicinity of the Assets or Affinity Property which through air, soil or groundwater migration came from sources located upon the Assets or Affinity Property.

          (ix) Affinity has obtained all material permits, licenses and other authorizations which are required to be obtained by Affinity under applicable foreign, federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any other Environmental Law, and all such permits, licenses and authorizations are valid and in full force and effect. Affinity is in full compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in full compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

          (x) Affinity is not aware of, nor has Affinity received notice of, any past, present or future events, conditions, Environmental Conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material in connection with the operation of Affinity;

     8.12     No Change in Business Relationships. Since December 31, 1999,
              -----------------------------------
there has not been any interruption in the business relationship of Affinity with any supplier, customer or other party with which Affinity has or has had any substantial business agreement or arrangement, except to the extent that such relationship was based on a contract or agreement under which all obligations of the parties were performed in full. Except as may be caused by general economic conditions, or the ordinary course expiration of an agreement, Affinity has no knowledge that any such party has verbally or in writing threatened termination of such party's business relationship with Affinity or any material reduction in the volume of business carried on with Affinity during the preceding two years, except as set forth on Schedule 8.12. Nothing in this Section 8.12 shall be construed as a warranty of any kind whatsoever by Affinity as to the amount of sales or revenues, or other measure of business activity or financial gain, that Lydall should or may expect from the Operation after Closing;

       8.13    Employment  Matters.  Except as set forth on Schedule 8.13,
               -------------------

       (a) Affinity has no:

               (i) collective bargaining agreement in effect with respect to the employees of Affinity, nor

               (ii) employment agreement or other agreements, whether oral or written, with any of the employees of Affinity;

       (b) With respect to employees of Affinity:

               (i) Affinity is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices;

               (ii) there is no unfair labor practice complaint against Affinity pending or, to the best of Affinity's knowledge, threatened before the National Labor Relations Board or any comparable state, local or foreign agency;

               (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best of Affinity's knowledge, threatened against or directly affecting Affinity;

               (iv) no union representation question exists and, to the best of Affinity's knowledge, no union organization effort is underway, respecting the employees of Affinity;

               (v) Affinity has not experienced any substantial work stoppage in the last eighteen (18) months;

               (vi) Affinity is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the Closing Date or amounts required to be reimbursed to such employees;

               (vii) upon termination of the employment of any of the employees of Affinity by Lydall after the Closing Date, Affinity will not be liable to any of its employees for severance pay;

               (viii) The employment of each of Affinity's employees is terminable at will without cost to Affinity except for payments required under the Plans (as defined in Section 8.23), welfare plans and employee plans and payment of accrued salaries or wages and vacation pay (as set forth in Section 3.02). No employee or former employee has any right to be rehired by Affinity prior to Affinity hiring a person not previously employed by Affinity;

               (ix) Schedule 8.13 contains a true and complete list of all employees who are employed by Affinity as of October 1, 2001, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, welfare plans and employee plans), dates of employment and positions. Affinity does not owe any past or present employees any sum other than for accrued wages, salaries or reimbursable expenses for the current payroll period, and amounts payable under the Plans, welfare plans or employee plans;

       8.14    Patents, Trademarks, Trade Names and Copyrights.
               -----------------------------------------------
The business of Affinity as presently conducted does not infringe, interfere or contravene any presently outstanding patents, patent licenses, trademarks, service marks, trade names, brand names, applications or license rights or other proprietary rights held by others; and Affinity is not in violation of any such rights with respect to any past events. All patents, patent licenses, trademarks, service marks, trade names, brand names, and other proprietary rights owned by Affinity or used by Affinity in the operation of its business are listed in Schedule 8.14;

       8.15    Processes and Know-how.   Except as set forth on Schedule 8.15,
               ----------------------
Affinity possesses without restriction all of the processes, know-how, technology, designs, patterns, blueprints, franchises, licenses and applications, and rights in respect thereof, necessary for the continued conduct of the Operation as presently conducted, without the need for patents or licenses other than as disclosed in Schedule 8.14 or listed under Schedule 1.03;

       8.16    Utilities. Except as set forth in Schedule 8.16, there is
               ---------
available to the real property which Affinity presently leases, and such property is adequately serviced by, such public utilities as are required to conduct the Operation as it presently is being conducted, including, but not limited to, water, sewer, heat and electricity; and all payments, assessments, deposits and other charges related to such utilities and other existing on-site improvements have been paid in full to the extent that they are due;

       8.17    Licenses and Permits. Schedule 8.17 contains a complete and
               --------------------
accurate list of all permits, licenses, approvals, authorizations and consents of any applicable foreign, federal, state or municipal governmental agency or authority held by Affinity which are required for the conduct of the Operation as it is now being conducted ("Licenses and Permits"); all such Licenses and Permits are in full force and effect; and there is no claim, action, investigation or proceeding pending or to Affinity's knowledge threatened, which would materially affect any of the foregoing; Affinity has no knowledge of any condition presently existing which affects the validity of any of the Licenses and Permits. Affinity shall transfer to Lydall such Licenses and Permits as are transferable without the consent of a third party. If any Licenses and Permits are not transferable to Lydall, Affinity will cooperate with and assist Lydall in applying for any such Licenses and Permits as are not transferable, or obtaining such consents;

       8.18    Absence of Undisclosed Liabilities. The Interim Statements have
               ----------------------------------
made, and the balance sheet contained in the Interim Statements ("the Interim Balance

Sheet") makes, full and adequate provision for all obligations and liabilities (whether known or unknown, fixed or contingent) of Affinity as of the date of the Interim Balance Sheet. As of that date, Affinity had no obligations or liabilities of any kind whatsoever (whether known or unknown, fixed or contingent) except (i) to the extent reflected or reserved against on the Interim Balance Sheet or (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, none of which individually is material, or (iii) disclosed in Schedule 8.18;

       8.19    Inventory. The inventories of Affinity as reflected on the
               ---------
Interim Statements consist, and the Inventory on hand on the Closing Date consist, of items of a quality and quantity usable and salable in the ordinary course of its business, except for obsolete items and items of below standard quality, all of which have been written down to realizable market value, for which adequate reserves have been provided, or which otherwise have been adjusted for under Section 5.05 above. All such Inventory is of good and merchantable quality, except for obsolete, defective or damaged items, if any;

       8.20    Accounts and Notes Receivable.  The accounts receivable and notes
               -----------------------------
receivable of Affinity as reflected on the Interim Statements, and the accounts receivable and notes receivable of Affinity on the Closing Date, will be collectible in the ordinary course of business at the aggregate face amounts thereof. In the event that any of the accounts receivable or notes receivable of Affinity as of the Closing Date shall be or become overdue and owing for a period in excess of one hundred and eighty (180) days after the date of invoice, Affinity shall repurchase (in the manner described in Section 12.02), free and clear of any encumbrance, all said unpaid accounts and notes (and any unpaid portion of either) from Lydall for its or their then unpaid balance in accordance with Section 12.02. The accounts receivable and notes receivable shall be valid and enforceable, uncontested claims for goods delivered or services performed, with no offsets, defenses, counterclaims or disputes as to the amount owing, except for amounts paid toward such receivables but not yet reflected in the face amount thereof, or as otherwise specifically noted in
Schedule 8.20. In the event Affinity is required to repurchase any unpaid accounts and notes receivable under this Section, at Affinity's request Lydall shall make available to Affinity, for a reasonable period of time, the assistance of one accounting and /or collections employee for the purpose of collecting such receivables and Affinity shall reimburse Lydall for the time incurred at a rate equal to that employee's compensation;

       8.21    Solvency. Affinity is not insolvent as of the Closing Date and
               --------
shall not be rendered insolvent as a result of the transactions contemplated by this Agreement. The transactions contemplated hereby will not cause Affinity to fail to pay its debts as they become due, and will not cause the remaining assets of Affinity to be unreasonably small in relation to its business. For purposes of this Agreement, the term "insolvent" shall have the same meaning such term has under the Uniform Fraudulent Transfer Act, as adopted and in effect on the Closing Date;

       8.22    Subsidiaries. Except as set forth on Schedule 8.22, Affinity has
               ------------
no subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity, or have any direct or indirect equity interest in any business;

       8.23    ERISA and COBRA Compliance. (a) Except for the plans disclosed on
               ---------------------------
Schedule 8.23 (the "Plans"), Affinity neither maintains nor contributes to any employee pension benefit or welfare plans, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plan, agreement or arrangement for the benefit of Affinity's employees (collectively, the "Employee Plans"), nor has Affinity nor any of its officers or directors taken any action directly or indirectly to obligate Affinity to institute any such Employee Plan. Affinity has complied, in all material respects, with all terms and conditions of, and has no liabilities or obligations with respect to, the Plans. As of the date of this Agreement, all benefits relating to periods of service under the Plans are fully funded to the extent required by law. All Plans have been maintained in full compliance with all laws, regulations and orders, including without limitation, ERISA, of all governmental authorities.

     (b)  Affinity, and any entity that is a member of a group described in
Section 414(b),(c),(m), or (o) of the Code, which group includes Affinity, maintain only the group health plans listed in Schedule 8.23, covering employees of Affinity. Except as disclosed in Schedule 8.23 each such group health plan has been administered in accordance with published requirements from and after the respective publication dates of such requirements (and in good faith with requirements with respect to issues and for periods prior to the dates on which published guidance was available) relating to continuation coverage for insured individuals who would otherwise lose coverage as a result of certain events set forth in COBRA, as amended, and proposed regulations thereunder;

     8.24    Product Liability.  Affinity has not made any oral or written
             -----------------
warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except as are described in Schedule 8.24. There are no material claims pending or, to the best of Affinity's knowledge, anticipated or threatened against Affinity with respect to the quality of or absence of defects in such products or services. Schedule 8.24 sets forth a summary, which is accurate in all material respects, of all returns of defective products during the period beginning January 1, 1999 and ending on the date hereof, and all credits and allowances for defective products given to customers during said period, and said summary in each case accurately describes the defect which resulted in the return, allowance or credit. Affinity has no knowledge or reason to believe that the percentage of products sold and services performed by Affinity for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which Affinity has sold and performed for which warranty adjustments have been required in the past. Affinity has not been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services at any time during the six (6) year period preceding the date hereof;

     8.25    Corrupt Practices. Neither Affinity nor any of its former or
             -----------------
current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to Affinity or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of

Affinity, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, Affinity has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales;

     8.26    Adequate Assets. Except as set forth in Schedule 8.26, the Assets
             ---------------
are adequate to conduct the business of Affinity as it is presently being conducted, and the Assets conveyed to Lydall on the Closing Date will be adequate to enable Lydall to continue to conduct such business as it is presently being conducted;

     8.27    Equipment and Real Estate. The equipment listed on Affinity's asset
             -------------------------
list and Real Estate are in good operating condition and repair (ordinary wear and tear excepted). The Equipment, Real Estate and the buildings and other facilities located on the Real Estate are free of any latent structural or engineering defects known to Affinity or any patent structural or engineering defects. Affinity does not use in the conduct of its business any property, assets, or rights, real or personal, tangible or intangible, which are not either (i) owned by it and reflected in the 12/31/00 Year End Statements, (ii) leased by it under the Leases, or (iii) which it otherwise has the right to use under contracts, licenses or agreements disclosed to Lydall pursuant to Schedules to this Agreement;

     8.28    Schedules. The schedules to this Agreement are true and correct in
             ---------
all material respects as of the Closing Date; provided, however, that any disclosure made by Affinity in this Agreement or in any schedule or exhibit delivered to Lydall in connection with this Agreement, shall be deemed a disclosure for any and all purposes hereof; and

     8.29    Occupational Illness. There are no claims pending or to Affinity's
             --------------------
knowledge anticipated or threatened against Affinity with respect to occupational illness.




     9.      REPRESENTATIONS AND WARRANTIES OF LYDALL AND LYDALL F/S.

     9.01    Organization and Good Standing. Lydall represents, warrants and
             ------------------------------
covenants that: Lydall is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and operate the Assets and to carry on the business of Lydall as now being conducted. Lydall F/S represents, warrants and covenants that Lydall F/S is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full power and authority to own and operate the Assets and to carry on the business of Lydall F/S as now being conducted;

     9.02    Authority and No conflict. Each of Lydall and Lydall F/S
             -------------------------
represents, warrants and covenants for itself only that it has the full corporate right, power and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Lydall and Lydall F/S and the execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict, breach, violation or termination of or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which either is a party or by which either is bound and Lydall and Lydall F/S have obtained all necessary material consents, approvals of governmental bodies, lenders, lessors, or other third parties. All corporate action and other authorizations prerequisite to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by them. This Agreement is a valid and binding agreement of Lydall and Lydall F/S, enforceable against each in accordance with its terms as applicable;

     9.03    Brokers.    Both Lydall and Lydall F/S represent, warrant and
             -------
covenant that, except for that noted in Section 8.05, there has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement, or the consummation of any transactions contemplated as a result of any agreements or understandings made by Lydall or Lydall F/S;

     9.04    Financing.  Lydall represents, warrants and covenants that it has
             ---------
funds available (including those to be provided to it pursuant to binding financing commitments) which are sufficient to pay the Purchase Price and to pay all other amounts owing by it in connection with the transaction contemplated by this Agreement;

     9.05    Litigation or Claims. Each of Lydall and Lydall F/S represents,
             --------------------
warrants and covenants for itself only that there is no litigation, proceeding, arbitration, alternate dispute matter, assessment, governmental investigation or other claim pending, or so far as known to each of them, threatened, against or relating to each of them with respect to the transaction contemplated by this Agreement; and

     9.06    Solvency. Lydall and Lydall F/S represent, warrant and covenant
             --------
that each is not insolvent as of the Closing Date and Lydall represents, warrants and covenants that it shall not be rendered insolvent as a result of the transactions contemplated by this Agreement. The transactions contemplated hereby will not cause Lydall to fail to pay its debts as they become due and will not cause the remaining assets of Lydall to be unreasonably small in relation to its business.

     10. LYDALL'S CONDITIONS PRECEDENT TO CLOSING. Lydall's agreement to purchase and pay for the Assets is subject to delivery at the Closing of the deeds, bills of sale, endorsements, assignments, and other instruments of sale, conveyance, transfer and assignment as contemplated by Section 7 and to the occurrence of each of the following conditions (any of which may be waived by Lydall):

     10.01   Representations and Warranties.  Each of the representations and
             ------------------------------
warranties set forth in Article 8 and in the Schedules delivered pursuant thereto shall be true and correct in all material respects on the Closing Date;

     10.02   Consent of Landlords to Assumption of Leases. On the Closing Date,
             --------------------------------------------
Lydall shall receive from each landlord under the Leases, its consent to Lydall's assumption of the Leases as modified, except for the Leases for the Singapore and Ossipee, New Hampshire facilities;

     10.03     Execution of Covenants Not to Compete. Affinity, Messrs. Piehl,
               -------------------------------------
Byker and Tozier shall have executed and delivered the Covenants Not to Compete referred to in Section 4.01, in the form of Exhibits A-1 to A-4 attached. Robert B. Tozier, Richard J. Tozier and Brian D. Zinck shall also have signed non-competition agreements satisfactory to Lydall with Lydall;

     10.04     Consulting Agreements of Messrs. Piehl, Tozier, Byker and
               ---------------------------------------------------------
DiJiTized Communications, Inc.  On the Closing Date, Lydall shall have received
------------------------------
from Frederick A. Piehl, John M. Tozier , Donald N. Byker and DiJiTized Communications, Inc., executed consulting agreements, substantially in the form of Exhibits E-1, E-2 ,E-3 and E-4 attached ("Consulting Agreements");

     10.05     Transfer of the Ossipee, NH site of the Operation by Clear Lake
               ---------------------------------------------------------------
Realty Corporation. The Closing on the transfer of the real property on which
------------------
the Operation in Ossipee, NH currently operates owned by Clear Lake Realty Corporation ("Clear Lake") shall have been completed, and the Lease between Affinity and Clear Lake with respect to such property shall have been terminated; and

     10.06     Insurance Policy.  Lydall shall have purchased, and have provided
               ----------------
to Affinity evidence of such purchase, a policy of insurance with limits no less than $3,000,000 with a retention of $2,000,000 to cover Affinity's continuing responsibilities and its obligations pursuant to the representations and warranties stated in this Agreement and its exhibits and schedules and Affinity shall have paid to Lydall one-half of the premium and the surplus lines tax for that policy or credited that amount against the amounts due at Closing.

     11.       AFFINITY'S CONDITIONS PRECEDENT TO CLOSING.

Affinity's agreement to sell and deliver the Assets is subject to payment at the Closing of the amount specified in Section 5.02, the delivery at the Closing of the instruments and agreements of assumption as contemplated and to the occurrence of each of the following conditions (any of which may be waived by Affinity):

     11.01     Representations and Warranties.  Each of the representations and
               ------------------------------
warranties set forth in Article 9 shall be true and correct in all material respects on the Closing Date;

     11.02     Consent of Landlords to Assumption of Leases.  On the Closing
               --------------------------------------------
Date, Affinity shall receive from each of the landlords under the Leases, its consent to Affinity's assignment of and Lydall's assumption of the Leases as modified, except for the Leases for the Ossipee, New Hampshire and Singapore facilities;

     11.03     Guaranty by Lydall F/S.  Lydall F/S shall have executed this
               ----------------------
Agreement in its capacity as guarantor of all payment obligations of Lydall hereunder;

     11.04     Execution of Consulting Agreements.  On the Closing Date, Lydall
               ----------------------------------
shall have executed the Consulting Agreements;

     11.05     Transfer of the Ossipee, NH site of the Operation by Clear Lake.
               ---------------------------------------------------------------
The Closing of the transfer of the real property on which the Operation in Ossipee, NH currently operates owned by Clear Lake shall have been completed, and the Lease between Affinity and Clear Lake with respect to such property shall have been terminated; and

     11.06     Software License Compliance Audit.  Based on the software license
               ---------------------------------
audit completed prior to Closing Affinity will pay to Lydall at Closing $39,793.

     12.       POST-CLOSING COVENANTS

     12.01     Transition Period.  During the transition of ownership from
               -----------------
Affinity to Lydall beginning on the Closing Date and continuing for a reasonable period thereafter, not to exceed six months, or as otherwise set forth in the Consulting Agreements, Affinity will:

               (a) to the extent not included in the Assets, make available to Lydall all information or records needed for the manufacture of the Products and the operation of, the business of Affinity, including access to all software or other computer systems used by Affinity or any entity under Affinity's control in relation to Affinity's operation of its business; and

               (b) make available to Lydall Messrs. Piehl, Byker and Tozier for conferences, assistance and meetings at reasonable times during normal business hours, as set forth in the Consulting Agreements. Messrs. Piehl, Tozier and Byker will be compensated for the transition services as set forth in each of their individual consulting agreements (Exhibits E-1 through 3); and

               (c) forward, as soon as possible, all correspondence and payments received from third parties relating to the Operation to Lydall;

     12.02     Collection of Receivables.  If any Account Receivable outstanding
               -------------------------
as of the Closing Date shall be or become overdue and owing for a period in excess of one hundred eighty (180) days after date of invoice, at Lydall's request, Affinity shall repurchase (in the manner described below) said Account Receivable from Lydall for its then unpaid balance within 5 business days of Lydall's request, provided that Affinity's obligation to repurchase Accounts Receivable shall be subject to the following:

               (a) Lydall shall promptly and diligently attempt to collect all of the Accounts Receivable before the end of 180-day collection period above referred to, but Lydall shall not be required to institute legal proceedings for this purpose;

               (b) any amounts received by Lydall with respect to an Account Receivable from an account debtor shall be applied against the invoice to which it relates;

               (c) Lydall agrees to permit Affinity, including its attorneys, accountants, agents and designees, such access to the records of Lydall relating to the Accounts Receivable, and Lydall's collection thereof during normal business hours as necessary;

               (d) if: (i) any products with respect to which there is an Account Receivable are returned by a customer (other than for repair or replacement) before Lydall receives payment from Affinity under this Section 12.02, and (ii) such products are reasonably marketable by Lydall, then the amount of the Accounts Receivable related to such products that Lydall may require Affinity to repurchase shall be reduced by an amount equal to the standard cost under Affinity's system that was incurred by Affinity in producing such returned products less any cost of rework incurred by Lydall and a reasonable restocking charge. If such reasonably marketable products are returned after

Lydall instituted its rights to require Affinity to repurchase, Lydall shall reverse or eliminate the set-off to the extent of an amount equal to the standard cost incurred by Affinity in producing such goods less any cost of rework incurred by Lydall and a reasonable restocking charge. The return of any products which are not reasonably marketable by Lydall shall not result in a reduction of the amount of Affinity's obligation under this Section 12.02.

               (e) Lydall shall transfer to Affinity all rights to the Accounts Receivable with respect to which Lydall has exercised its repurchase rights under this Section 12.02 as well as those Accounts Receivable which come within the limitation set forth in Section 15.01. For purposes of collecting the unpaid Accounts Receivable, Affinity may utilize the services of Lydall's personnel, as provided in Section 8.20. Affinity may use all commercially reasonable means of collecting the unpaid Accounts Receivable, including, but not limited to, the institution of legal action against the account debtor. Affinity, in collecting the unpaid Accounts Receivable, will make commercially reasonable efforts to maintain Lydall's relationship with the account;

     12.03     Confidentiality.  Affinity and Lydall shall execute a
               ---------------
Confidentiality Agreement in the form of Exhibit F, attached;

     12.04     Further Assurances.  Each party shall, at the request of the
               ------------------
other, execute and deliver to such other party all such further assignments, assumptions, endorsements and other documents and take such other actions as such other party may reasonably request in order to effect the transactions contemplated;

     12.05     Product Warranty Costs.  Upon Affinity's request, Lydall shall
               ----------------------
perform, in a workmanlike manner, any product warranty repair or replacement obligation of Affinity under Section 3.04 (not assumed by Lydall pursuant to Section 3.04) with respect to products of Affinity sold by Affinity prior to the Closing. Affinity shall reimburse Lydall for its actual costs for salaries, wages, employee benefits and actual out-of-pocket costs to perform such warranty services on Affinity's behalf. Lydall shall perform and otherwise be responsible for the warranty obligation assumed by it under Section 3.04; and

     12.06     Payments to Employees and former employees of Affinity. Lydall
               ------------------------------------------------------
agrees that it will pay the amount of $1,000,000 as follows: (I) at the Closing Lydall will pay to Affinity $106,615 for the payment of bonuses to Affinity's former employees, (ii) with the first payroll after the Closing Date Lydall will pay to those Employees of Affinity listed on Schedule 12.06 the amounts set forth for each on Schedule 12.06a, and (iii) on the first anniversary of the Closing Date, the amount listed in Schedule 12.06b to those Employees remaining in the employ of Lydall on that date. Any amounts listed on Schedule 12.06 not paid to Employees or former employees of Affinity under this Section 12.06 will be paid to Affinity within 10 days of the first anniversary of the Closing Date.

     13.       INDEMNIFICATION BY AFFINITY.

     13.01     Escrow Agreement.  In accordance with Section 5.02 above,
               ----------------
$2,000,000 of the Purchase Price will be transferred to the escrow agent identified in Section 5.02 for the purpose of satisfying to the extent possible Affinity's obligations, if any, arising out of Section 13. The escrow agent shall hold and deliver from the escrow account, in accordance with the terms and conditions of the Escrow Agreement, as follows: On October 19, 2002, the escrow agent shall pay to Affinity $1,000,000 less any amounts payable or claimed with respect to the covenants, agreements, obligations, representations and warranties. On October 19, 2003, the escrow agent shall pay to Affinity the balance of the escrow account, less any amounts payable or claimed with respect to the covenants, agreements, obligations, representations and warranties; and

     13.02     Indemnification Obligation  Subject to the conditions and
               --------------------------
limitations set forth in this Agreement, Affinity shall defend, indemnify and hold Lydall and Lydall F/S harmless from and against any and all claims, actions, suits, demands, assessments, judgments, damages, liabilities, losses, costs or expenses (including, without limitation, fines, penalties, punitive damages and reasonable attorneys' fees) (collectively, "Damages") actually incurred or suffered by Lydall and/or Lydall F/S resulting from or arising out of (a) any inaccuracy or falsehood in any representation or any breach of warranty or nonfulfillment of any covenant by Affinity that is contained in this Agreement or any certificate, document or instrument delivered to Lydall and/or Lydall F/S in connection with this Agreement, (b) any breach or failure to perform any covenant or other agreement of Affinity that is contained in this Agreement, (c) any failure by Affinity to comply with any applicable bulk sales laws or to discharge any claims asserted against Lydall and/or Lydall F/S under such laws, (d) any debt, liability or obligation of Affinity not expressly assumed by Lydall pursuant to this Agreement, (e) any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the request of Affinity with respect to this Agreement and (f) any claim based on any action, transaction, condition or event occurring or existing in connection with Affinity's business or any of the Assets prior to the Closing Date. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation.

     14. INDEMNIFICATION BY LYDALL. Subject to the conditions and limitations set forth in this Agreement, Lydall shall defend, indemnify and hold Affinity harmless from and against any and all Damages actually incurred or suffered by Affinity resulting from or arising out of (a) any inaccuracy or falsehood in any representation or any breach of warranty or nonfulfillment of any covenant by Lydall that is contained in this Agreement or any certificate, document or instrument delivered to Affinity in connection with this Agreement,
(b) any breach or failure to perform any covenant or other agreement of Lydall that is contained in this Agreement, (c) any of the debts, liabilities and obligations of Affinity specifically assumed by Lydall pursuant to this Agreement, (d) any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the request of Lydall with respect to this Agreement and (e) any claim based on any action, transaction, condition or event occurring or existing in connection with the business of Affinity or the Assets after the Closing Date. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation.

     15. LIMITATIONS ON INDEMNIFICATION. The obligation of the indemnifying party to indemnify the indemnified party set forth in Sections 13 and 14 above shall be subject to the following limitations:

     15.01 The indemnifying party shall be obligated to indemnify the indemnified party only to the extent that the amount which the indemnified party shall be entitled to receive as indemnification shall exceed $25,000 in the aggregate, and then only to the extent of the excess over the $25,000;

     15.02     Survival of Representations and Warranties. Regardless of any
               ------------------------------------------
investigation made by any party, each of the covenants, agreements, obligations, representations and warranties listed on Schedule 15.02 will survive the Closing and remain in full force and effect for the periods set forth on Schedule 15.02. Any claim for indemnification with respect to any of such matters that is not asserted by a written notice that describes the claim and the underlying facts and the alleged Damages relating thereto and that is not given by the indemnified party to the indemnifying party by 5:00 p.m. (E.S.T) on the date specified in the schedule for the obligation in question may not be pursued and shall be irrevocably waived after such time. Any claim for which timely notice has been given shall survive until that claim is finally resolved. The covenants and agreements contained in this paragraph shall survive the Closing and remain in effect in accordance with their terms;

     15.03     Limitation of Liability.  Affinity's liability to Lydall under
               -----------------------
the Indemnification set forth in Section 13, except for that set forth in
Section 13.02(f), will be
capped at the amount in the Escrow Account plus amounts available under the insurance policy required under Section 10.06;

     15.04     Defense of Claims.  (a) If any party receives a claim against it
               -----------------
(the "Indemnified Party"), which may give rise to a claim for indemnification under this Agreement, the Indemnified Party shall promptly notify the party to whom it is looking for indemnification (the "Indemnifying Party") thereof in writing. The Indemnifying Party shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to assume the defense of, negotiate, settle or otherwise deal with any such legal proceeding, claim or demand; provided, however, that if the liability or obligation which is the subject matter of such claim shall arise out of a transaction or cover any period or periods where in the Indemnified Party shall be responsible for part of any such liability or obligation, then both parties jointly shall defend, contest, litigate, settle and otherwise deal with any such claims, each bearing its own expenses and each choosing its own counsel;

     (b) The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceedings, claim or demand, and will not compromise or settle any such legal proceeding, claim or demand without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; and

     (c) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement with respect to any matter which is the subject matter of an indemnity, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter, and the Indemnifying Party shall pay all of the sums so owing out of the Escrow Account in the first instance, if applicable, or by certified or bank cashier's check, within thirty (30) days after the date of such notice; and

     15.05     Materiality.  For purposes of this Agreement, the words
               -----------
"material" or "materially adverse" or the like mean a misrepresentation, violation or other noncompliance, or any effect, loss, cost, expense or other damage as to a particular matter or item, in excess of $5,000.

     16.       MISCELLANEOUS

     16.01     Bulk Transfer Compliance.  Lydall hereby waives compliance by
               ------------------------
Affinity with the provisions of Article 6 of the Uniform Commercial Code Bulk Transfers Laws of any state, and Affinity warrants and agrees to pay and discharge when due all claims of creditors which are asserted against Lydall by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Lydall under this Agreement. Affinity hereby indemnifies and agrees to hold Lydall harmless from, against and in respect of (and shall on demand reimburse Lydall for) any loss, liability, cost or expense, including, without limitation, reasonable attorneys' fees, suffered or incurred by Lydall by reason of the failure of Affinity to pay or discharge such claims, to the extent and in the manner provided in Section 15;

     16.02     Successors and Assigns.  All the terms and provisions of this
               ----------------------
Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, whether so expressed or not;

     16.03     Governing Law.  This Agreement is to be governed by and
               -------------
interpreted under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws;

     16.04     Notices.  All notices, requests, consents and other
               -------
communications shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

     If to Affinity, addressed to:
     Frederick A. Piehl
     24 Sewall Road
     P.O. Box 851
     Wolfeboro, NH 03894

     with a copy to:

     William V. A. Zorn, Esquire
     McLane, Graf, Raulerson & Middleton, Professional Association Nine Hundred Elm Street
     P.O. Box 326
     Manchester, NH 03105-0326

     If to Lydall or Lydall F/S, addressed to:

     Kevin G. Lynch
     Group President
     Lydall Filtration/Separation, Inc.
     P.O. Box 328
     Troy, NY 12181

     with a copy to:

     Mary A. Tremblay

     General Counsel and Secretary
     Lydall, Inc.
     One Colonial Road
     Manchester, Connecticut 06040


or such other address as either party may request by notice given as aforesaid. Notice sent as provided shall be deemed filed on the date mailed;

     16.05     Payment of Expenses. The parties shall pay their own expenses,
               -------------------
including without limitation, the disbursements and fees of all their respective attorneys, accountants, advisors, agents and other representatives incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated are consummated;

     16.06     Entire Agreement; Amendment.  This Agreement (including the
               ---------------------------
Schedules and Exhibits), and all other agreements and documents executed in connection therewith constitute the entire agreement between the parties with respect to the sale of the business of Affinity. This Agreement supersedes all prior agreements and/or understandings between the parties, including the non-binding letters of intent. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the parties;

     16.07     Counterparts.  This Agreement including any amendments,
               ------------
alterations, and/or modifications may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

     16.08     Headings.  The headings contained in this Agreement have been
               --------
inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions;

     16.09     Waiver.  The failure of any party to insist, in any one or more
               ------
instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect to the term, covenant or condition shall continue in full force and effect;

     16.10     Separability.  The provisions of this Agreement shall be deemed
               ------------
separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the whole Agreement to either Party; and

     16.11     Guarantee.  By the signature of its duly authorized
               ---------
representative below, Lydall F/S hereby guarantees all obligations to make payment as and when due of Lydall under this Agreement and the schedules and exhibits hereto. In the event that Lydall fails to make a payment when due, Lydall F/S shall promptly and fully satisfy such obligations in the place of Lydall without notice to or further assent from Lydall F/S. The liability of Lydall F/S to make payments hereunder shall be absolute, continuing, unconditional and unlimited, and Affinity shall not be required to pursue any remedies it may have against Lydall as a condition to the enforcement of this provision. Lydall F/S agrees to reimburse Affinity for its reasonable attorney fees and costs incurred in enforcing this guarantee.

     WITNESS the due execution of this Asset Purchase Agreement as of the date first above written.

                              AFFINITY INDUSTRIES INC.


ATTEST:__________________     By:_________________________
                                    Frederick A. Piehl
                                    President



                              LYDALL INDUSTRIAL THERMAL SOLUTIONS, INC.



ATTEST: _________________     By:__________________________
                                    John F. Tattersall
                                    Vice President and General Manager



                              LYDALL FILTRATION/SEPARATION, INC.



ATTEST:_________________      By__________________________
                                    Kevin G. Lynch
                                    Group President

                              INDEX OF SCHEDULES
                              ------------------


Schedule 1.01                     Leases
Schedule 1.02                     Equipment and Personalty
Schedule 1.03                     Contract Rights and Leases
Schedule 1.04                     Prepaid Expenses
Schedule 1.06                     Accounts Receivable
Schedule 1.10                     Intangible Property
Schedule 1.11                     Customer and Supplier List
Schedule 3.02                     Accrued Vacation
Schedule 3.03                     Trade Payables
Schedule 8.02                     Title to the Assets
Schedule 8.06                     Financial Statements
Schedule 8.07                     Taxes
Schedule 8.08                     Litigation or Claims
Schedule 8.09                     Compliance with Law
Schedule 8.10(a)(i)-(xiv)         Changes
Schedule 8.11                     Environmental Matters
Schedule 8.12                     No Change in Business Relationships
Schedule 8.13                     Employment Matters
Schedule 8.14                     Patents, Trademarks
Schedule 8.15                     Processes and Know-how
Schedule 8.16                     Utilities
Schedule 8.17                     Licenses and Permits
Schedule 8.18                     Absence of Undisclosed Liabilities
Schedule 8.20                     Disputed Accounts Receivable
Schedule 8.22                     Subsidiaries
Schedule 8.23                     ERISA and COBRA Compliance
Schedule 8.24                     Product Liability
Schedule 8.26                     Adequate Assets
Schedule 12.06                    Employee Bonuses
Schedule 15.02                    Survival of Representations and Warranties

                               List of Exhibits
                               ----------------


Exhibit A1-4                           Agreements Not to Compete  (Sections
                                       4.01, 10.03)

Exhibit B                              Escrow Agreement (Section 5.01)

Exhibit C                              Excluded Employees (Section 6.01)

Exhibit D-1                            Bill of Sale (Section 7a)

Exhibit D-2                            Instrument of Assumption (Section 7b)

Exhibit E-1, E-2, E-3 and E-4          Consulting Agreements (Section10.04)

Exhibit F                              Confidentiality Agreement (Section 12.03)